Exhibit 10.15(a)
MEMORANDUM OF UNDERSTANDING
     THIS MEMORANDUM OF UNDERSTANDING(“Agreement”) is made as of the 30th day of June, 2006, by and between Jack in the Box Inc., a Delaware corporation (the “Company”), and Gary J. Beisler (“Executive”) in connection with clarifying certain rights and obligations owed to Executive by the Company.
     1. EMPLOYMENT. The Company hereby agrees that the intent in connection with certain employment benefits was to treat Executive similarly to other Qdoba employees. Qdoba employees were credited with their original Qdoba hire date for purposes of Jack in the Box deferred compensation arrangements and, similarly, Executive will be treated so that he will receive any benefits he would be entitled to receive under the SERP based on an employment date of April 17, 1998. Similarly, in the event Executive is separated from the Company for any reason before he is fully vested under the Executive Deferred Compensation Plan (“EDCP”), Company agrees that Executive will receive an amount equal to the value of matching funds that he would have received based on an employment date of April 17, 1998.
     2. MODIFICATIONS. Company shall have the right to honor its obligations under this Agreement under the terms of its compensation plans or outside the plans, at its option.
     3. ENTIRE AGREEMENT. This Agreement is the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes any and all prior and contemporaneous negotiations, understandings and agreements with regard to the subject matter hereof, whether oral or written. No representation, inducement, agreement, promise or understanding altering, modifying, taking from or adding to the terms and conditions hereof shall have any force or effect unless the same is in writing and validly executed by the parties hereto or part of a formal benefit plan.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

JACK IN THE BOX INC.

By:	/S/ CARLO CETTI

Name:	Carlo Cetti
Title:	Sr. VP, Human Resources & Strategic Planning

EXECUTIVE

/S/ GARY J. BEISLER

Gary J. Beisler